EXHIBIT 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF BIO-RAD LABORATORIES, INC.

Results of Operations of Bio-Rad Laboratories

The following table shows operating income and expense items as a percentage of net sales for the periods indicated:

	Year Ended December 31,
	2003	2002	2001
			(unaudited)
Net sales	100.0%	100.0%	100.0%
Cost of goods sold	43.2	42.2	43.8

Gross profit	56.8	57.8	56.2
Selling, general and administrative expense	32.4	32.6	32.6
Product research and development expense	9.3	9.2	9.4
Income from continuing operations	7.9	7.9	5.4
Discontinued operations	(0.1)	(0.1)	0.2
Net income	7.8%	7.8%	5.6%

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 and Year Ended December 31, 2001

Our net sales for the year 2003 were $979.6 million, an increase of 13.3% over the prior year. The impact of a weakening U.S. dollar throughout the year provided growth from net foreign currency denominated sales of approximately 8.8% for the full year.

The Life Science segment had sales growth of 13.6% in 2003, benefiting from an approximate 9.2% increase due to foreign exchange. Sales declined on a currency neutral basis for food safety as our competitors significantly lowered their average per test sales asking price, necessitating that we also lower our average per test sales price.

The Clinical Diagnostics segment had sales growth of 13.0% in 2003, benefiting from an approximate 8.6% increase due to foreign exchange. Product lines providing the 4.4% of currency neutral sales growth were quality control products and blood virus products. Quality control products grew particularly well in North America and Europe. Blood virus products grew in Europe.

Our net sales for the year 2002 were $865.0 million, an increase of 9.5% over the prior year. The impact of a weakening U.S. dollar provided growth from foreign currency denominated sales of less than 1% for the full year. Overall sales growth exceeded 8.7% on a currency neutral basis when adjusted for the spectroscopy product line divestiture.

The 2003 consolidated gross margins declined to 56.8% from 57.8% in the prior year. The decline in gross margin for the Life Science segment accounted for the entire decline for the Company as a whole. The food safety product line accounted for the majority of the decline as average selling price declined and costs to automate customer testing procedures were not recovered in an attempt to protect the Company’s existing market share. Life Science manufacturing overhead costs also increased as planned spending levels exceeded the planned activity levels resulting in less efficient overhead absorption. Life Science management plans to limit the growth in overhead costs in the near term, but may incur some additional costs involved in both the relocation of facilities and installation of new manufacturing systems. Clinical Diagnostic gross margins improved by approximately one-half of one percent during early 2004. Spending increases below the rate of sales growth have generally aided the small improvement in Clinical Diagnostic margins.

The 2002 consolidated gross margins improved to 57.8% from 56.2% in the prior year. Life Science gross margins improved approximately 0.6% over 2001 based largely on sales mix as consumables and apparatus with higher margins than instruments comprised a greater portion of the total sales volume. Clinical Diagnostics gross margins improved over 2001 from lower manufacturing overhead spending and a decrease in provisions for obsolete inventory. The divestiture of the spectroscopy product line also helped contribute as it historically operated at a much lower gross margin than the Company as a whole.

Consolidated selling, general and administrative (SG&A) expense increased in line with the rate of sales growth to end 2003 at 32.4% of sales, a decrease from 32.6% for the years ended 2002 and 2001. The Life Science segment added expenses at a rate of growth higher than sales. Areas of emphasis were selling and marketing efforts in the segment’s protein function, protein separation and gene expression product lines. SG&A expenses were not reduced in food safety as a means to respond in the short term to competitive pressures maintaining our market leading position. The Clinical Diagnostics segment grew SG&A at a lower rate than sales growth and accounts in large part for their improved segment profitability. We also made investments in financial and tax compliance to improve future profitability. We anticipate some additional expenses related to Financial Reporting and our annual audits as 2004 will be the first year of mandatory external auditor certification for compliance with Section 404 of the Sarbanes-Oxley Act.

In 2002, SG&A expense remained unchanged from the prior year at 32.6% of sales. Spending increased in absolute dollars in both Life Science and Clinical Diagnostics. The areas where increases were the largest were in Europe to support the growth that began in 2001 through the current year. We also increased our involvement in Eastern Europe. Asia, excluding Japan, was another area of emphasis in 2002. We see an opportunity to increase sales through greater market penetration and increasing its direct involvement with the customer.

Product research and development expense (R&D) in 2003 rose to 9.3% of sales. In absolute dollars each segment had growth, with Life Science increasing slightly more than Clinical Diagnostics. Increased efforts in Life Science concentrated on proteomics, process chromatography, food testing and microarray technology. Clinical Diagnostics efforts are concentrated on automation for the serology, autoimmune and blood virus product lines as well as the expansion and enhancement of the segment’s quality control products and blood virus diagnostic tests. Bio-Rad plans to reinvest between 9% and 10% of sales in research and development annually to support continued sales growth.

Product R&D expense in 2002 increased by 7.9% just below the rate of sales (9.5%). The majority of the increase in absolute dollar spending was in the Life Science segment to support development activities in the areas of proteomics, amplification, food testing, microarray technology and process chromatography.

In 2002, Clinical Diagnostics R&D remained unchanged. Areas of emphasis for Clinical Diagnostics included blood screening, autoimmune testing, genetic disorders and expanded offerings for the quality control product line.

Interest expense increased to $31.0 million in the year 2003. Included in the 2003 interest cost is $14.6 million for the open market repurchase and tendering of $106.0 million of our 11 5/8% Senior Subordinated Notes due 2007 and the refinancing of our primary credit facility. These costs include a premium to repurchase the notes, and the expensing of unamortized debt issue costs and original issue discount.

When compared to 2001, interest expense increased to $28.2 million in 2002 and included $6.9 million of costs associated with the open market repurchase of $43.9 million of the Senior Subordinated Notes.

Over the two year period we have seen a decline in borrowing rates on our variable rate debt. During the period January 2002 through August 2003, there was a consistent general decline in borrowed funds as we repaid debt that originated from our acquisition of Pasteur Sanofi Diagnostics in October 1999.

Foreign exchange losses for 2003 decreased by $1.4 million when compared to the year 2002. During 2002 Bio-Rad had atypical currency losses on unhedged intercompany receivables from Brazil and Russia. For the full year 2003 Bio-Rad hedged a substantial portion of its Brazilian intercompany receivable which successfully avoided exposure to currency changes. As a result, the additional cost of hedging was greater than 2002, offsetting a significant portion of the improvement. All years include the net cost of our economic hedging program for the established European, Asian and North America currencies.

Our consolidated effective tax rate was 33%, 35% and 32% in 2003, 2002 and 2001, respectively. The tax rate for all years reflects the utilization of loss carryforwards, foreign sales corporation benefits, and foreign tax credits. The effective tax rate declined in 2003, primarily as a result of the utilization of unbenefited tax loss carryforwards, most notably in Brazil.

Liquidity and Capital Resources

As of September 30, 2004, we had available $125.2 million in cash and cash equivalents and $28.7 million under international lines of credit. Under the $150.0 million restated and amended Revolving Credit Facility, we have $145.5 million available with $4.5 million reserved for standby letters of credit issued by our banks to guarantee our obligations to certain insurance companies. At December 31, 2003, we had available $148.6 million in cash and cash equivalents, $30.2 million under the international lines of credit and $150.0 million under the restated and amended Revolving Credit Facility signed September 5, 2003. Management believes that this availability, together with cash flow from operations, will be adequate to meet our current objectives for operations, research and development, capital additions for plant, equipment and systems and potential acquisitions, in the under $100 million range.

Net Cash. Net cash provided by operations was $72.1 million and $89.6 million for the nine month period ending September 30, 2004 and 2003, respectively. Net cash provided by operations was $127.6 million, $105.8 million and $99.5 million in 2003, 2002 and 2001 respectively. The integration of the Pasteur Sanofi Diagnostics acquisition, the introduction of new products (most notably the BSE test) and improved profitability in the Clinical Diagnostics segment have all contributed to the improved cash flow from operations.

Consolidated Net Accounts Receivable. At September 30, 2004, consolidated accounts receivable were $228.2 million, a decrease of $5.9 million from December 31, 2003. Included in the reported amount is approximately $9.3 million attributable to the current year acquisitions of MJ GeneWorks, Inc. and Hematronix, Inc. Receivables, net of divestitures and acquisitions decreased $8.2 million on lower quarterly sales and limited, improved collections. Consolidated net accounts receivable for the year ended December 31, 2003 increased by $24.8 million or 11.9% over 2002. The impact of strengthening foreign currencies, in particular, the Euro versus the U.S. dollar, accounts for the majority of the increase. From December 31, 2002 to December 31, 2003 the Euro strengthened approximately 20%. European accounts receivable approximated 59% of our year-end 2003 balance of total receivables. Overall, we experienced better collections as the number of days sales outstanding dropped slightly. Our management regularly reviews the allowance for uncollectable accounts receivable and believes net accounts receivable are fully realizable.

Consolidated Inventories. At September 30, 2004, consolidated net inventories increased $9.9 million from December 31, 2003. Included in the reported amount is approximately $8.6 million attributable to the current year acquisitions of MJ GeneWorks, Inc. and Hematronix, Inc. Increases to inventory, net of divestitures and acquisitions represent builds for process chromatography orders and the launch of new products, including instrumentation. Consolidated net inventory for the year ended December 31, 2003 increased $23.9 million or 14.4% over 2002. Again, strengthening foreign currencies accounted for a majority ($15.2 million) of the increase in inventory value. Inventory growth in 2003 over 2002, unrelated to the foreign currency increase, was principally the result of inventory builds associated with a product distribution agreement starting more slowly than anticipated, a facility relocation completed in January 2004 and a purchase commitment for certain automated equipment which should begin shipping to customers in the second quarter of 2004. Inventory in the quality controls and process chromatography area are characterized by large batch sizes to meet customer specifications and pose an increased risk should either manufacturing processes or customer commitments change. Our management routinely reviews the impact of obsolescence and market prices on current inventory caused by the introduction of new products, technologies and various pricing regulations.

Net Capital Expenditures. Net capital expenditures totaled $41.6 million for the nine months ended September 30, 2004 compared to $47.7 million for the same period of 2003. Capital expenditures represent our investment in business systems, data communication, the addition and replacement of production machinery equipment and facility additions and leasehold improvements. All periods include reagent rental equipment placed with Clinical Diagnostics customers who then contract to purchase reagents for use.

Net capital expenditures in 2003 totaled $69.0 million compared to $42.2 million and $43.2 million in 2002 and 2001, respectively. We completed construction in January 2004 of the new facilities for manufacturing, laboratory, and general office use on Company-owned land in the business park where Corporate headquarters, Life Science and Clinical Diagnostics group operations are now located. The estimated current cost of the facility is $25 million and complete occupancy will occur by the end of the first quarter of 2005. To December 31, 2003, approximately $24.8 million had been capitalized on this project of which $23.1 million was capitalized in the current year. A principal expenditure in all years was clinical diagnostic equipment placed with customers to be used with the Company’s diagnostic reagents. For 2003 the amount represented $14.5 million of capital additions. We continue to invest in business systems to standardize distribution software and enhance data communication. Other expenditures were made for the replacement and improvement of production equipment and facilities to meet the necessary Good Manufacturing Practices (GMP) mandated by the Food and Drug Administration (FDA) for Clinical Diagnostics and other regulatory bodies, as well as many customers of the Life Science group. It is anticipated that the European In Vitro Diagnostic Directive will increase the burden of compliance for the Company in Europe and will necessitate continued compliance expenditures of a capital nature.

We completed three significant financing transactions during 2003. These transactions were the completion of a new $150.0 million revolving credit facility, the placement of $225.0 million aggregate principal amount of Senior Subordinated Notes in a private offering and completion of a cash tender offer to retire all of our outstanding 11 5/8% Senior Subordinated Notes due in 2007.

The new $150.0 million revolving credit facility is secured by substantially all of our personal property assets and the assets of our domestic subsidiaries and 65% of the capital stock of certain foreign subsidiaries, and is guaranteed by all of our existing and future domestic subsidiaries (other than immaterial domestic subsidiaries as defined for purposes of the new credit facility). We terminated our existing $100.0 million revolving credit facility prior to the closing of the new revolving credit facility. The interest rate varies due to a number of factors including the duration of the specific borrowing and is based upon either the Eurodollar, the Federal Funds effective or our corporate based rate. We will pay a commitment fee annually on the daily unused portion of the revolving credit facility.

On August 11, 2003 we completed the sale of $225 million aggregate principal amount of our 7.5% Senior Subordinated Notes due 2013 in a private offering. We used $98.2 million of the net proceeds from this offering to fund the purchase of the outstanding 11 5/8% Senior Subordinated Notes due 2007 pursuant to a tender offer completed on September 30, 2003 with the remainder available for general corporate purposes, which may include acquisitions.

The new Senior Subordinated Notes have been exchanged for the new 7.5% Exchange Notes that have been registered under the Securities Act of 1933, as amended, or applicable state securities laws. This transaction was completed on October 30, 2003, with the new Exchange Notes being virtually identical in all material respects to the 7.5% Senior Subordinated Notes originally issued only to qualified institutional buyers in reliance of Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act, as amended.

We completed a cash tender and consent solicitation for all of our outstanding 11 5/8% Senior Subordinated Notes due 2007. Holders received consideration of 110.625% of the principal amount of notes, which included a consent payment of 1.5% of the principal amount of the notes. In accordance with the terms of the indenture governing the notes, any notes not tendered were called for redemption, redeemed and the notes retired. This closes the last of the financings originally used to primarily fund the 1999 acquisition of Pasteur Sanofi Diagnostics from Sanofi Synthelabo and the Institut Pasteur.

We continue to review possible acquisitions to expand both the Life Science and Clinical Diagnostics segments. We routinely meet with the principals or brokers of the subject companies. We are evaluating a number of acquisitions on a preliminary basis, but it is not certain that any of these transactions will advance beyond the preliminary stages or be completed. Should we make a material acquisition, it would most likely require an increase in borrowed funds. On August 18, 2004, we acquired MJ GeneWorks, Inc., and its subsidiaries.